EXHIBIT 99.1

                   DOLPHIN PRODUCTIONS, INC.
                         PRESS RELEASE

                         March 21, 2005


     Dolphin Productions, Inc. ("Dolphin"), announces that it expects to begin a trial operation of its web site on, or before, March 31, 2005, under the registered domain name of "dolphinproductions.net".
     The web site will be devoted to the promotion and marketing of original recorded music by recording artists who have granted to Dolphin the rights to promote and sell their original musical creations. The initial trial marketing effort will feature the music of three artists (the "Artists"): The Ides of Soul, Passage Rock, and Pamela Lind.
     To promote the trial operation of the web site, recorded versions of the Artists' music will be featured, and offered for sale, at the Summerhays Music Center ("Summerhays") at 5450 Green Street in Murray, Utah, beginning on March 21, 2005, and continuing through March 31, 2005.
     In connection with the trial operation of the web site, Dolphin has arranged for the sale and distribution of hard copies of recorded music through three Summerhays locations throughout Utah. Summerhays is the largest distributor of musical instruments within the state of Utah. Scott Summerhays, the President of Summerhay, is a member of Dolphin's Board of Directors.

     Dolphin is a Nevada corporation, organized in 1998, for the purposes of promoting music, creating opportunities for musical performance, and promoting and marketing original works of music. For more information write to Dolphin at its executive offices, 2068 Haun Avenue, Salt Lake City, Utah 84121.
     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Dolphin Productions, Inc. ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the competitive and increasingly complex nature of the business of marketing recorded music over the Internet; (ii) the Company's ability to raise sufficient capital to acquire, support, and promote the music of its artists and to adapt to the evolving technology of the Internet; (iii) the ability of the Company to generate sufficient revenues to sustain its operations; and (iv) other risks identified from time-to-time in the company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-KSB, for the year ended September 30, 2004, and in its Quarterly Report on Form 10-Q for the quarter ended December 30, 2004, which can also be obtained from the Company, or from the SEC's web site at www.sec.gov.
     All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.